Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138596

PROSPECTUS SUPPLEMENT DATED AUGUST 17, 2007

(To Prospectus filed on November 13, 2006)

MACROVISION CORPORATION

$240,000,000 2.625% Convertible Senior Notes due 2011 and the

Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement, together with the prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above referenced securities. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

The securities offered in the prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 4 of the prospectus in determining whether to purchase any securities hereunder.

The table listing the selling securityholders’ information commencing on page 10 of the prospectus is hereby amended to reflect the following additions and changes.

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Common Stock Issuable Upon Conversion of the Notes that May be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)
Pioneer Funds – Global High Yield	$300,000	*	10,607	*
Pioneer Global High Yield Fund	$3,270,000	1.36%	115,617	*
Pioneer Global High Yield VCT Portfolio	$30,000	*	1,060	*
Pioneer High Income Trust	$1,400,000	*	49,499	*

*	Less than one percent (1%)

(1)	Assumes conversion of all of the securityholder’s notes at a conversion rate of 35.3571 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment. As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 51,249,494 shares of our common stock outstanding as of the close of business on November 1, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

None of the selling securityholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of this prospectus supplement.

The date of this Prospectus Supplement is August 17, 2007.